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                                                                     Exhibit 4.4

                               Sonic Foundry, Inc.
                         2001 Deferred Compensation Plan

     1.   Purpose. The purpose of the Sonic Foundry, Inc. 2001 Deferred
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Compensation Plan (the "Plan") is to improve the cash flow of the Company by allowing any eligible Employee of the Company to elect a one year salary deferral of $2,000 U.S. or more.

     2.   Effective Date. The Plan shall become effective on December 7, 2001
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(the "Effective Date").

     3.   Definitions. As used in the Plan, the following terms shall have the
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respective meanings set forth below:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Company" means Sonic Foundry, Inc., including any successor thereto and any subsidiary thereof.

          (c)  "Employee" means any employee of the Company.

          (d) "Participant" means any Employee eligible to participate in the Plan who elects to defer some or all of his or her salary pursuant to the Plan.

          (e) "Person" means any individual or any corporation, limited liability company, partnership, trust or other entity.

          (f) "Plan Administrator" means the Chief Financial Officer of the Company or any successor thereto designated by the Board.

          (g)  "Termination Date" means November 22, 2002

     4.   Administration. The Plan shall be administered by the Plan subject to
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the oversight of the Board. Subject to the terms of the Plan and applicable law and with the approval of the Board, the Plan Administrator shall have full power and authority to: (i) interpret and administer the Plan; (ii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as he deems appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that he deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan shall be within the sole discretion of the Plan Administrator, may be made at any time, and shall be final, conclusive and binding upon all Persons.

     5.   Eligibility and Participation. To be eligible to participate in the
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Plan, an Employee must be a salaried Employee (i.e., not paid on an hourly basis), must be employed full time by the Company and must be willing to defer $2,000 U.S. or more of his or her current base salary. To participate in the Plan, an eligible Employee must elect to defer a portion of his or her current base salary in accordance with the terms and conditions of the Plan.

     6.   Operations. Under the Plan, each Participant shall receive a
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promissory note and a stock option from the Company on the terms and subject to the conditions set forth in this paragraph 6.

          (a)  Scope. No more than $1,000,000 U.S. in the aggregate can
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be deferred by all Participants under the Plan. If the total amount elected to deferred by all Participants would exceed

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$1,000,000, all Participant deferrals shall be reduced on a pro-rata basis so that the total amount deferred by all Participants is $1,000,000 U.S.

          (b)  Electing to Participate. An Employee who desires to become a
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Participant must submit the proper election forms to the Company's Human
Resources Department no later than 5:00 p.m., Central Standard Time, on the Effective Date.

          (b)  Deferral Period. Subject to a timely submission of the proper
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election forms, the salary deferral period for a Participant shall begin on the
Effective Date and shall end on the Termination Date.

          (c)  Post-Termination Date Salary. After the Termination Date, a
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Participant's base salary shall return to its pre-deferral level, subject to the
Participant's employment status at that time and any performance reviews, salary adjustments or evaluations.

          (d)  Promissory Note. The Company shall deliver to each Participant
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its unsecured, subordinated promissory note with a principal amount equal to the amount of his or her salary deferral (the "Note"). Each Note shall be a legal promise by the Company to the Participant to pay the principal balance of the Note, plus interest, when due.

          (e)  Term of Note. Each Participant shall select the maturity date of
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his or her Note: 24, 36 or 48 months after the date the Note is issued.

          (f)  Interest Rate. Each Note shall bear interest at an annual rate
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tied to the term of the Note: 9%, 10% or 11% for 24, 36 and 48 months, respectively. Interest shall accrue on the full principal balance and shall be added to the principal amount semi-annually.

          (g)  Payment Under the Note. All accrued interest on and the principal
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of the Note shall be payable by the Company upon the maturity or acceleration of the Note. The Company may prepay the Note at any time without penalty to the Company.

          (h)  Voluntary Prepayment of Note. A Participant may request that the
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Company prepay his or her Note before maturity upon the voluntary termination of his or her employment or the demonstration of a hardship. If the Company voluntarily prepays a Note upon such a request, the Participant shall receive an amount equal to the principal of the Note divided by 12 months, multiplied by the number of months the Note was outstanding up to a maximum of 12, plus accrued interest (subject to the Participant holding the Note for at least 12 months as described below), but less an early withdrawal penalty of 10% of the principal balance plus any accrued interest. No accrued interest will be paid on a Note for a voluntary prepayment prior to the first anniversary of the Note. In the event of a voluntary prepayment after the first anniversary of the Note, interest shall be accrued and paid through the most recent semi-annual interest accrual date.

          (i)  Involuntary Prepayment of Note. If the Company voluntarily
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prepays a Note after the involuntary termination of the employment of the
Participant, the prepayment shall not be subject to any early withdrawal penalty, but shall be reduced as calculated under subparagraph (h) in the event of a prepayment prior to the first anniversary of the Note. Accrued interest shall be paid in connection with all prepayments following the involuntary termination of the employment of the Participant. Interest shall accrue and be payable only on the portion of the principal balance that is prepaid in accordance with this subparagraph (i).

          (j)  Stock Option Grant. The Company shall grant to each Participant a
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non-qualified option to acquire a number of shares of common stock of the
Company equal to 20% (for a 24 month

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deferral), 30% (for a 36 month deferral) or 40% (for a 48 month deferral) of the principal amount of the Note divided by the per share option exercise price of $1.01. The option shall be granted by the Company under its Non-Qualified Stock Option Plan. The option shall vest in 25% increments every 6 months from the date of grant and shall be fully vested after 2 years. If a Participant's employment with the Company is terminated, voluntarily or involuntarily, for any reason, any unvested portion of an option shall lapse. If the Company voluntarily prepays the Note, any remaining unvested portion of an option shall immediately vest upon prepayment.

          (k)  Stock Grant Bonus. If and when a Participant exercises some or
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all of his or her vested options granted pursuant to the Plan, the Company shall pay the Participant a cash bonus equal to the total exercise price (i.e., the number of shares for which the option is then being exercised multiplied by the per share exercise price of the option). The exercise bonus shall only be paid to the extent an option is vested and exercisable and is exercised by the Participant. The right to receive the exercise bonus shall begin on the date the option, or a portion thereof, becomes exercisable and shall end 60 days after the earlier of either (a) the maturity of the Note or (b) the termination of the Participant's employment for any reason. If the Company voluntarily prepays the Note (versus the Participant requesting a voluntary prepayment, as described in subparagraph (h) above), the right to receive the exercise bonus shall continue until 60 days after the Participant's employment is terminated, voluntarily or involuntarily.

     7.   Beneficiary Designation. Each Participant may, from time to time, name
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any beneficiary or beneficiaries (who may be named contingently or successively)
to whom any benefits under the Plan are to be paid in case of the Participant's death before he or she receives any or all of such benefits. Each designation will revoke all prior designations, shall be in a form prescribed by the Plan Administrator and will be effective only when filed by the Participant in writing with the Plan Administrator during his or her lifetime. In the absence of any such designation, any benefits remaining unpaid at the Participant's death shall be paid to the estate of the Participant.

     8.   Rights of Employees. Nothing in the Plan shall interfere with or limit
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in any way the right of the Company to terminate any Participant's employment at any time nor confer upon any Participant any right to continue in the employ of the Company.

     9.   Amendment, Modifications and Termination of Plan. The Plan
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Administrator or the Board may at any time amend, alter, suspend, discontinue or terminate the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding benefits hereunder without the consent of the Participant to whom such benefits are payable. Notwithstanding the foregoing, in the event of any corporate transaction other than in the ordinary course of the Company's business, including, without limitation, any acquisition, the Plan Administrator may make such equitable adjustments in the calculation of any benefits hereunder that the Plan Administrator reasonably determines to be necessary, appropriate or desirable in order to reflect the purpose of the Plan.

     10.  Tax Withholding. No later than the date as of which an amount first
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becomes includible in the gross income of a Participant for federal income tax purposes with respect to any benefits under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

     11.  General.
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          (a)  Notices. All notices, claims, requests, demands and other
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communications hereunder shall be deemed to be duly given when personally delivered or when mailed, certified or registered mail, with postage prepaid:

               (1)  if to the Company or the Plan Administrator, to

                    Ken Minor
                    Chief Financial Officer
                    Sonic Foundry, Inc.
                    1617 Sherman Avenue
                    Madison, WI 53704

                    (or at such other address or with a copy to such other person or address as may have been designated from time to time by notice in writing); or

               (2) if to a Participant or Beneficiary, to him or her at his or her last known residence address (or at such other address or with a copy to such other person or address as may have been designated from time to time by notice in writing).

          (b)  Governing Law. The Plan shall be construed in accordance with and
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governed by the laws of the State of Wisconsin to the extent such laws are not preempted by federal law.

          (c)  Exclusive Benefit. The Plan shall be maintained for the exclusive
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benefit of Participants and their Beneficiaries.

          (d)  Limits on Transferability. No right or interest in the Plan shall
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be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that a Participant may designate a beneficiary or beneficiaries to exercise his rights, and to receive any benefits payable hereunder as provided in paragraph 6 hereof. No such right or interest may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

          (e)  Headings. The headings used in the Plan are for convenience only,
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and shall not constitute a part hereof.

          (f)  Severability. If any provision of the Plan is or becomes or is
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deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any
Person, or would disqualify the Plan under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Plan Administrator, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction or Person, and the remainder of the Plan shall remain in full force and effect.

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